Exhibit No. 1
Form 8-K
CirTran Corporation
File No. 33-13674-LA

                    ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement is made and entered into as of June 12, 2000, by and among Vermillion Ventures, Inc., a Nevada corporation (the "Company"), CTI Systems, Inc., a Utah corporation (the "Buyer"), Kip Eardley ("Eardley") and Circuit Technology, Inc., a Utah corporation doing business as Circuit Technology Corporation (the "Seller").

     This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets (and assume substantially all of the liabilities) of the Seller in return for certain shares of the common stock of the Company.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

1.   Definitions.   For the purposes of this Agreement, the
following terms shall have the following meanings:

     "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "Acquired Assets" means all of the right, title, and interest that the Seller possesses and has the right to transfer in and to all of its assets, including all of its (a) leases, subleases, and rights thereunder, (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (c) intellectual property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (e) accounts, notes, and other receivables,
(f) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of taxes), (g) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (h) books, records, ledgers, files, documents, correspondence, lists, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials and (i) Cash above $75,000; provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute

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books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation, or (ii) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer and/or the Company on the other hand entered into on or after the date of this Agreement).

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Allocation Schedule"  has the meaning set forth in Section
2.9.

     "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by First Security Bank of Utah N.A. plus two percent per annum.

     "Assumed Liabilities" means all liabilities and obligations of the Seller and its Subsidiaries including (a) all liabilities of the Seller as shown on the Seller's Financial Statements, together with all liabilities incurred after Seller's Most Recent Fiscal Month End in the Ordinary Course of Business, and (b) all other liabilities and obligations of the Seller set forth in the Seller's Disclosure Schedule.

     "Buyer" has the meaning set forth in the preface above.

     "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Seller's Financial Statements or the Company's Financial Statements, as the case may be.

     "Closing" has the meaning set forth in Section 2.4 below.

     "Closing Date" has the meaning set forth in Section 2.4 below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Cogent" means Cogent Capital Corporation.

     "Company's Disclosure Schedule" has the meaning set forth in
Section 4 below.

     "Company's Financial Statements" has the meaning set forth in Section 4.9 below.

     "Company's Most Recent Month End" has the meaning set forth in Section 4.9 below.

     "Confidential Information" means, with respect to the Seller or the Company, any information concerning the businesses and affairs of the Seller or the Company, as the case may be, and its Subsidiaries that is not already generally available to the public.

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     "Constituent Component" means all software (including
operating systems, programs, packages and utilities), firmware, hardware, networking components, and peripherals provided as part of the configuration.

     "Eardley" has the meaning set forth in the preface above.

     "Effective Date" means the date on which this Agreement has been signed by all of the Parties.

     "Effective Share Price" means the average of the daily closing bid price of the common stock of the Company on the OTC Bulletin Board during the 120 day period ending on the date which is five days prior to the date hereof and multiplied by 90%.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA 3(1).

     "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Hawatmeh" means Iehab Hawatmeh, the President of the Seller.

     "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

     "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

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     "Knowledge" means actual knowledge without independent
investigation.

     "Lockup Agreement "  has the meaning set forth in Section
2.7 below.

     "Losses " shall mean, as to any Person who is entitled to be indemnified hereunder, any and all claims, liabilities, judgements, expenses or costs (including reasonable attorneys' fees) incurred by such Person as a result of any event or events giving rise to such entitlement.

     "Multiemployer Plan" has the meaning set forth in ERISA
3(37).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Parties" means the Company, the Buyer, Eardley, and the Seller.

     "Payment Shares" has the meaning set forth in Section 2.3 below.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Purchase Price" has the meaning set forth in Section 2.3 below.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seller" has the meaning set forth in the preface above.

     "Seller's Disclosure Schedule" has the meaning set forth in
Section 3 below.

     "Seller's Financial Statements" has the meaning set forth in
Section 3.7 below.

     "Seller's Most Recent Financial Statements" has the meaning set forth in Section 3.8 below.

     "Seller's Most Recent Fiscal Month End" has the meaning set forth in Section 3.8 below.

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     "Stock Pledge Agreement"  has the meaning set forth in
Section 2.6 below.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "Year 2000 Qualification Requirements" means, as to any Person, that the internal computer systems and each Constituent Component of those systems and all computer-related products of each Constituent Component of those products of such Person (i) have been reviewed to confirm that they store, process (including sorting and performing mathematical operations, calculations and computations), input and output data containing date and information correctly regardless of whether the date contains dates and times before, on or after January 1, 2000, (ii) have been designed to ensure date and time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, and date data interface values that reflect the century, (iii) accurately manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, and will not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates, (iv) accurately process any date rollover, and (v) accept and respond to two-digit year date input in a manner that resolves any ambiguities as to the century.

2.   Basic Transaction.

     2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

     2.2 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing.

     2.3 Purchase Price. In addition to assuming all of the Assumed Liabilities as provided above, the Company and the Buyer agree to pay for the Acquired Assets by delivering to the Seller at the Closing 10,000,000 shares of the common stock of the
Company (the "Payment Shares").   For the purposes of this
Agreement, the Parties agree that the purchase price hereunder (the "Purchase Price") shall be the Effective Share Price multiplied by the number of Payment Shares.

     2.4 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jones, Waldo, Holbrook & McDonough, 170 South Main Street, Suite 1500, Salt Lake City, Utah 84101 commencing at 9:00 a.m. local time on June 30, 2000 or such other date as the Parties may mutually determine (the "Closing Date").

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     2.5  Reverse Split.   Within 10 calendar days after the
Effective Date, the Company shall cause a reverse split of the common stock of the Company, such that there will be 141,567 shares of common stock outstanding thereafter and immediately prior to the Closing.

     2.6 Stock Pledge Agreements. Eardley agrees to enter into an agreement in the form attached hereto as Exhibit A (a "Stock
Pledge Agreement") in connection with the Closing.

     2.7  Lockup Agreement.   Each of the Company and Eardley
agrees to enter into an agreement in the form attached hereto as Exhibit D (the "Lockup Agreement") in connection with the
Closing.

     2.8  Deliveries at the Closing. At the Closing:

          (a) the Seller will deliver to the Buyer and the Company the various certificates, instruments and documents referred to in Section 7.1 below,

          (b) the Buyer and the Company will deliver to the Seller the various certificates, instruments and documents referred to in Section 7.2 below,

          (c) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (i) assignments in the forms attached hereto as Exhibits B-1 through B-3 and
     (ii) such other instruments of sale, transfer, conveyance, and assignment as the Buyer reasonably may request, including endorsing over to the Buyer any stock certificates in any Subsidiary of the Seller,

          (d)  the Buyer will execute, acknowledge (if
     appropriate), and deliver to the Seller (i) an assumption in the form attached hereto as Exhibit C and (ii) such other instruments of assumption as the Seller reasonably may request,

          (e) the Company and Eardley will execute and deliver to the Seller the Lockup Agreement,

          (f) Eardley will execute and deliver to the Seller a Stock Pledge Agreement, together with the certificates of stock referred to therein and blank transfer forms with respect thereto,

          (g) the Company will deliver (i) to the Seller certificates representing 9,200,000 shares of the Payment
     Shares and (ii) to Cogent certificates representing 800,000 shares of the Payment Shares, as directed by the Seller as compensation for services rendered to the Seller.

          (h) the Company will cause Hawatmeh to be appointed as a director of the Company and each of its Subsidiaries,

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          (i)  the Company will deliver resignations of all
     officers and directors (other than Hawatmeh) of the Company and each of its Subsidiaries, which shall be stated to be effective as of the Closing, and

          (j) the Company and the Seller will jointly issue a press release in form and substance mutually acceptable to the Parties.

     2.9  Allocation.  The Parties will allocate the Purchase
Price (and all other capitalizable costs) among the Acquired
Assets for all purposes (including financial accounting and tax purposes) within 30 days after the Closing as they shall reasonably agree.

     2.10 Tax and Accounting Consequences. It is intended by the Parties that the purchase of the Acquired Assets pursuant hereto shall (a) constitute a reorganization within the meaning of
Section 368(a)(1)(C) of the Code and (b) be accounted for financial reporting purposes as a purchase.

     2.11 Taxes.   The Buyer shall be responsible for all sales,
use, transfer other similar type taxes incurred in connection with the purchase and sale of the Acquired Assets pursuant hereto.

     2.12 Exhibits. The Parties agree that the forms of the Exhibits shall be attached hereto within 20 days after the Effective Date. The Seller shall provide drafts of Exhibits A, B, C and D to the Company and the Company shall provide its proposed changes thereto. The Parties agree to negotiate in good faith the forms of such Exhibits.

     2.13 Tax Matters. Any agreement between the Seller and any of its Subsidiaries regarding allocation or payment of taxes or amounts in lieu of taxes shall be deemed terminated at and as of the Closing. The Buyer and the Seller will (A) cooperate in the preparation and filing of an election under Code 338(h)(10) with respect to the sale of the stock of the Subsidiaries hereunder and (B) take all such action as is required in order to give effect to the election for state, local, and foreign tax purposes to the greatest extent permitted by law.

     2.14 Employee Benefits Matters. The Company will adopt and assume at and as of the Closing each of the Employee Benefit Plans that the Seller maintains and each trust, insurance contract, annuity contract, or other funding arrangement that the Seller has established with respect thereto. The Company will ensure that the Employee Benefit Plans treat employment with any of the Seller and its Subsidiaries prior to the Closing Date the same as employment with any of the Buyer and its Subsidiaries from and after the Closing Date for purposes of eligibility, vesting, and benefit accrual. The Seller will transfer (or cause the plan administrators to transfer) at and as of the Closing all of the corresponding assets associated with the Employee Benefit Plans that the Company is adopting and assuming. With respect to each Multiemployer Plan, the Parties shall take all actions necessary to comply with the requirements of ERISA 4204.

     2.15 Investment Representations. In connection with the liquidation of the Seller following the Closing, the Seller agrees that, prior to distributing any Payment Shares to any

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shareholder of the Seller, the Seller shall receive from such shareholder representations and warranties that such shareholder
(a) understands that the Payment Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Payment Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (c) understands that the Payment Shares or any interest therein shall not be resold or otherwise disposed of the shareholder unless such shares are subsequently registered under the Securities Act and under appropriate state securities laws, or unless an exemption from registration is available, (d) is a sophisticated investor with knowledge and experience in business and financial matters, (e) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Payment Shares received by it, (f) is able to bear the economic risk and lack of liquidity inherent in holding the Payment Shares received by it, (g) is an Accredited Investor and (h) agrees that the Payment Shares will contain an appropriate legend restricting their sale.

     2.16 Capital Holdings. Subject to the conditions specified herein, the Seller agrees to pay on behalf of the Company an outstanding invoice from Milagro Holdings, Inc. in the amount of $185,000 (the "Invoice").

     2.17 No Liabilities. The Company agrees that, immediately prior to the Closing, the Company and the Buyer shall have no assets and shall have no liabilities (whether liquidated or contingent).

     2.18 Information Statement. The Seller and the Company agree to cooperate to prepare an Information Statement for the shareholders of the Seller.

     2.19 Financial Statements. Within 10 days after the Effective Date, the Company shall provide to the Seller audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999 for the Company and its Subsidiaries. No later than June 10, 2000, the Company shall provide to the Seller audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1999 and for the interim peiod up to April 30, 2000 for the Seller and its Subsidiaries.

3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer and the Company that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as otherwise shown in the disclosure schedule accompanying this Agreement (the "Seller's Disclosure Schedule"). The Seller's Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

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     3.1  Organization of the Seller. The Seller and each of its
Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     3.2 Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Subject to approval by the Seller's shareholders as provided herein, this Agreement has been duly authorized by the Seller and constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

     3.3  Noncontravention.  Except as otherwise shown in Section
3.3 of the Seller's Disclosure Schedule, to the Knowledge of the Seller, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Seller and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Seller and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Seller and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of the Seller and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of the Seller, none of the Seller and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition of the Seller and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     3.4 Brokers' Fees. Except as provided in Section 2.8(g), the Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company could become liable or obligated. Cogent is the Seller's agent.

     3.5 Title to Tangible Assets. Except as otherwise shown in Section 3.5 of the Seller's Disclosure Schedule, the Seller and its Subsidiaries have good title to, or a valid leasehold interest in, the material tangible assets they use regularly in the conduct of their businesses, and all such assets are operational as necessary to the ordinary course of the Seller's business.

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     3.6  Subsidiaries. Section 3.6 of the Seller's Disclosure
Schedule sets forth for each Subsidiary of the Seller (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock,
(iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers. Each Subsidiary of the Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of the Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition of the Seller and its Subsidiaries taken as a whole. Each Subsidiary of the Seller has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. All of the issued and outstanding shares of capital stock of each Subsidiary of the Seller have been duly authorized and are validly issued, fully paid, and nonassessable. One of the Seller and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Seller.

     3.7 Financial Statements. The Seller has previously provided to the Company following financial statements (collectively the "Seller's Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1998 for the Seller and its Subsidiaries; and
(ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Seller's Most Recent Financial Statements" as of and for the six months ended April 30, 2000 (the "Seller's Most Recent Fiscal Month End") for the Seller and its Subsidiaries. The Seller's Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Seller and its Subsidiaries as of such dates and the results of operations of the Seller and its Subsidiaries for such periods; provided, however, that the Seller's Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

     3.8 Events Subsequent to the Seller's Most Recent Fiscal Month End. Since the Seller's Most Recent Fiscal Month End, there has not been any material adverse change in the financial condition of the Seller and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, since that date none of the Seller and its Subsidiaries has engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business.

     3.9 Legal Compliance. To the Knowledge of the Seller, each of the Seller and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of the Seller and its Subsidiaries taken as a whole.

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     3.10 Income Tax Matters.    Each of the Seller and its
Subsidiaries has filed all Income Tax Returns that it was required to file, and has paid all Income Taxes shown thereon as owing, except where the failure to file Income Tax Returns or to pay Income Taxes would not have a material adverse effect on the financial condition of the Seller and its Subsidiaries taken as a whole. Section 3.11 of the Seller's Disclosure Schedule lists the last Income Tax Returns filed with respect to any of the Seller and its Subsidiaries that have been audited. None of the Seller and its Subsidiaries has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency. None of the Seller and its Subsidiaries is a party to any Income Tax allocation or sharing agreement.

     3.11 Real Property. Neither Seller nor any of its Subsidiaries owns any real property. Section 3.11 of the Seller's Disclosure Schedule lists all real property leased or subleased to any of the Seller and its Subsidiaries. To the Knowledge of the Seller, each lease and sublease listed in
Section 3.11 of the Seller's Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the financial condition of the Seller and its Subsidiaries taken as a whole.

     3.12 Intellectual Property. Section 3.12 of the Seller's Disclosure Schedule identifies each patent or registration which has been issued to any of the Seller and its Subsidiaries with respect to any of its intellectual property, identifies each pending patent application or application for registration which any of the Seller and its Subsidiaries has made with respect to any of its intellectual property, and identifies each license, agreement, or other permission which any of the Seller and its Subsidiaries has granted to any third party with respect to any of its intellectual property.

     3.13 Contracts. Section 3.13 of the Seller's Disclosure Schedule lists all written contracts and other written agreements to which any of the Seller and its Subsidiaries is a party the performance of which will involve consideration in excess of $50,000, other than (a) agreements with customers in the Seller's standard form and (b) purchase orders from customers that have been accepted by the Seller. The Seller has delivered to the Buyer a correct and complete copy of each contract or other agreement listed in Section 3.13 of the Seller's Disclosure Schedule (as amended to date).

     3.14 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Seller and its Subsidiaries.

     3.15 Litigation. Section 3.15 of the Seller's Disclosure Schedule sets forth each instance in which any of the Seller and its Subsidiaries (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, pending or threatened, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a material adverse effect on the financial condition of the Seller and its Subsidiaries taken as a whole.

     3.16 Employee Benefits. Section 3.16 of the Seller's
Disclosure Schedule lists each Employee Benefit Plan that any of the Seller and its Subsidiaries maintains or to which any of the Seller and its Subsidiaries contributes.

     3.17 Environmental, Health, and Safety Matters. To the Knowledge of the Seller, (a) the Seller and its Subsidiaries are in compliance with Environmental, Health, and Safety Requirements, except for such noncompliance as would not have a material adverse effect on the financial condition of the Seller and its Subsidiaries taken as a whole, and (b) the Seller and its Subsidiaries have not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Seller or its Subsidiaries or their facilities arising under Environmental, Health, and Safety Requirements, the subject of which would have a material adverse effect on the financial condition of the Seller and its Subsidiaries taken as a whole. This Section 3.17 contains the sole and exclusive representations and warranties of the Seller with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

     3.18 Certain Business Relationships with the Seller and Its
Subsidiaries.   Except as otherwise shown in Section 3.18 of the
Seller's Disclosure Schedule, and except for loans from stockholders that have been repaid prior to the date hereof, none of the stockholders of the Seller has been involved in any material business arrangement or relationship with any of the Seller and its Subsidiaries within the past 12 months, and none of the stockholders of the Seller owns any material asset, tangible or intangible, which is used in the business of any of the Seller and its Subsidiaries.

     3.19 Seller's Investment Representation. The Seller (a) understands that the Payment Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Payment Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (c) understands that the Payment Shares or any interest therein may not be resold or otherwise disposed of by the Seller unless such shares are subsequently registered under the Securities Act and under appropriate state securities laws, or unless an exemption from registration is available, (d) is a sophisticated investor with knowledge and experience in business and financial matters, (e) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Payment Shares received by it, (f) is able to bear the economic risk and lack of liquidity inherent in holding the Payment Shares received by it and (g) has received representations and warranties from each of the Seller's shareholders that such shareholder is an Accredited Investor.

     3.20 Cogent's Investment Representation. Cogent (a) understands that the Payment Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Payment Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (c) understands that the Payment Shares or any interest therein may not be resold or otherwise disposed of by Cogent unless such shares are subsequently registered under the Securities Act and under appropriate state securities laws, or unless an exemption from registration is available, (d) is a sophisticated investor with knowledge and experience in business and financial matters, (e) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Payment Shares received by it and (f) is able to bear the economic risk and lack of liquidity inherent in holding the Payment Shares received by it.

     3.21 Year 2000 Compliance. The Seller has adopted plans such that each of the Seller's and each of the Seller's Subsidiaries' internal computer systems and each Constituent Component of those systems and all computer-related products and services and each Constituent Component of those products and services of the Seller and each of its Subsidiaries will fully comply with the Year 2000 Qualification Requirements.

     3.22 Disclaimer of other Representations and Warranties. Except as expressly set forth in this Section 3, the Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), liabilities (including, without limitation, the Assumed Liabilities) or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Each of the Buyer and the Company hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 3, the Buyer is purchasing the Acquired Assets on an "as-is, where-is" basis. Without limiting the generality of the foregoing, the Seller makes no representation or warranty regarding any assets other than the Acquired Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

4. Representations and Warranties of the Company and the Buyer. Each of the Company and the Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as otherwise shown in the Company's Disclosure Schedule. The Company's Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

     4.1 Organization of the Company and the Buyer. Each of the Company and the Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     4.2 Authorization of Transaction. Each of the Company and the Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action and constitutes the valid and legally binding obligation of each of the Company and the Buyer, enforceable in accordance with its terms and conditions.

     4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or the Buyer is subject or any provision of its charter or bylaws or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or the Buyer is a party or by which it is bound or to which any of its assets is subject. Neither the Company nor the Buyer needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

     4.4 Capital Structure. The authorized stock of the Company consists of no shares of preferred stock, of which no shares are currently issued, and 500,000,000 shares of common stock, of which 141,567 shares were issued and outstanding as of the date hereof. The authorized capital stock of the Buyer consists of 50,000 shares of common stock, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Company. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Except as otherwise shown on Section 4.4 of the Company's Disclosure Schedule, there are no warrants or options with respect to any shares of the stock of the Company or any of its Subsidiaries.

     4.5  Payment Shares.    The Payment Shares to be issued
pursuant to Section 2 will, when issued in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

     4.6 Brokers' Fees. Neither the Company nor the Buyer has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

     4.7  Certain Business Relationships with the Company and Its
Subsidiaries.   None of the stockholders of the Company has been
involved in any material business arrangement or relationship with any of the Company and its Subsidiaries within the past 12 months, and none of the stockholders of the Company owns any material asset, tangible or intangible, which is used in the business of any of the Company and its Subsidiaries.

     4.8 Minute Books. The minute books of the Company and the Buyer provided to the Seller are the only minute books of the Company and the Buyer and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of the Company and the Buyer.

     4.9 Company's Financial Statements. The Company has previously provided to the Seller the following financial statements: (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1997 , December 31, 1998 and December 31, 2000 for the Company and its Subsidiaries; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Company's Most Recent Financial Statements" as of and for the period ended May 30, 2000 (the "Company's Most Recent Month End") for the Company and its Subsidiaries. The financial statements specified in this Section 4.9 and in Section 2.20 are collectively referred to as the "Seller's Financial Statements". The Seller's Financial Statements (including the notes thereto) have been (or will be, as the case may be) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present (or will present) fairly the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods; provided, however, that the Company's Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

     4.10 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), which individually or in the aggregate,
(a) has not been reflected in the Company's Financial Statements, or (b) has not arisen in the Company's or a Subsidiary's Ordinary Course of Business since the Company's Most Recent Month End, consistent with past practices, and in the aggregate do not exceed $1.

     4.11 Events Subsequent to the Company's Most Recent Month End. Since the Company's Most Recent Month End, there has not been any material adverse change in the financial condition of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, since that date none of the Company and its Subsidiaries has engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business.

     4.12 Legal Compliance. To the Knowledge of the Company, each of the Company and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of the Company and its Subsidiaries taken as a whole.

     4.13 Tax Matters. Each of the Company and its Subsidiaries has filed all Income Tax Returns that it was required to file, and has paid all Income Taxes shown thereon as owing, except where the failure to file Income Tax Returns or to pay Income Taxes would not have a material adverse effect on the financial condition of the Company and its Subsidiaries taken as a whole.
Section 4.13 of the Company's Disclosure Schedule lists the last Income Tax Returns filed with respect to any of the Company and its Subsidiaries at have been audited. None of the Company and its Subsidiaries has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency. None of the Company and its Subsidiaries is a party to any Income Tax allocation or sharing agreement.

     4.14 Real Property. Neither Company nor any of its
Subsidiaries owns or leases any real property.

     4.15 Intellectual Property. Section 4.15 of the Company's Disclosure Schedule identifies each patent or registration which has been issued to any of the Company and its Subsidiaries with respect to any of its intellectual property and identifies each pending patent application or application for registration which any of the Company and its Subsidiaries has made with respect to any of its intellectual property.

     4.16 Contracts. Section 4.16 of the Company's Disclosure Schedule lists all written contracts and other written agreements to which any of the Company and its Subsidiaries is a party the performance of which will involve consideration in excess of $1. The Company and its Subsidiaries have no written employment contracts.

     4.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Company and its Subsidiaries.

     4.18 Litigation. Section 4.18 of the Company's Disclosure Schedule sets forth each instance in which any of the Company and its Subsidiaries (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a material adverse effect on the financial condition of the Company and its Subsidiaries taken as a whole.

     4.19 Employee Benefits. Neither the Company nor the Buyer has any employees.

     4.20 Environmental, Health, and Safety Matters. To the Knowledge of the Company, (a) the Company and its Subsidiaries are in compliance with Environmental, Health, and Safety Requirements, except for such noncompliance as would not have a material adverse effect on the financial condition of the Company and its Subsidiaries taken as a whole, and the Company and its Subsidiaries have not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its Subsidiaries or their facilities arising under Environmental, Health, and Safety Requirements, the subject of which would have a material adverse effect on the financial condition of the Company and its Subsidiaries taken as a whole. This Section 4.20 contains the sole and exclusive representations and warranties of the Company with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

     4.21 Representations Complete. None of the representations or warranties made by the Company or the Buyer contains or will contain as of the Closing, any untrue statement of a material fact, or omits or will omit on the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

5.   Survival of Representations and Warranties; Indemnification.

     5.1 Survival of Representations and Warranties. All of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until 5:00 p.m., Utah time, on the second anniversary of the Closing Date, except that the representations and warranties set forth in Section 3.10 and 4.13 shall survive the Closing and continue until 5:00 p.m., Utah time, on the fifth anniversary of the Closing Date.

     5.2 Obligation of the Company, the Buyer and Eardley to Indemnify, Reimburse, etc. Each of the Company, the Buyer and Eardley shall indemnify, defend, protect and hold harmless the Seller and its successors and assigns and each of its directors, officers, employees, affiliates, agents, and their respective successors and assigns (each a "Seller Indemnitee") from and against any Losses resulting from, imposed upon, incurred or suffered by any of them, directly or indirectly, based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement of the Company, the Buyer or Eardley. The liability of the Company, the Buyer and Eardley hereunder shall be joint and several.

6. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     6.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

     6.2 Notices and Consents. The Seller will give (and will cause each of its Subsidiaries to give) any notices to third parties, and the Seller will use its reasonable best efforts (and will cause each of its Subsidiaries to use its reasonable best efforts) to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 3.3 above. Each of the Parties will (and the Seller will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.3 and
Section 4.3 above.

     6.3  Operation of Company's Business. The Company will not
(and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

     6.4 No Further Issuance of Shares. Except as otherwise provided in Section 2.5, the Company will not issue any further shares of the common stock of the Company until the Closing as provided herein.

     6.5 No Distributions. The Company will not make any distributions to its shareholders prior to the Closing.

     6.6 No Changes. The Company will not make or allow any changes to its articles of incorporation or bylaws prior to the Closing.

     6.7 Full Access to Seller's Business. The Seller will permit (and will cause each of its Subsidiaries to permit) representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller and its Subsidiaries, to its accountants and all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Seller and its Subsidiaries. The Buyer will treat and hold as such any Confidential Information it receives from any of the Seller and its Subsidiaries in the course of the reviews contemplated by this Section 6.7, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller and its Subsidiaries all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

     6.8 Full Access to Company's Business. The Company will permit (and will cause each of its Subsidiaries to permit) representatives of the Seller to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Company and its Subsidiaries. The Seller will treat and hold as such any Confidential Information it receives from any of the Company and its Subsidiaries in the course of the reviews contemplated by this Section 6.8, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Company and its Subsidiaries all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

     6.9 Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section

6.9, however, shall be deemed to amend or supplement the Company's Disclosure Schedule or the Seller's Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

     6.10 Exclusivity. Each Party will not (and will not cause or permit any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of the such Party and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that each Party, its Subsidiaries and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require.

7.   Conditions to Obligation to Close.

     7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer and the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a)  the representations and warranties set forth in
     Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

          (b) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (d) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7.1 (a), (b) and (c) is satisfied in all respects;

          (e) the Seller and its Subsidiaries, and the Company and its Subsidiaries, shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.3 and Section
     4.3 above; and

          (f) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer and the Company.

The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

     7.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a)  the representations and warranties set forth in
     Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

          (b) the shareholders of the Seller shall have approved this Agreement and the transaction contemplated hereby;

          (c) the Buyer and the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (d) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (e) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7.2 (a), (b), (c) and (d) is satisfied in all respects;

          (f) the Seller and its Subsidiaries, and the Company and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.3 and Section
     4.3 above;

          (g) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

          (h) the Seller shall have satisfactorily completed its due diligence as to the Company and its principals, in its sole discretion; and

          (i) the shareholders of the Company shall have duly ratified the Brown Agreement in accordance with Utah law and the By-Laws of the Company as provided in Section 2.20.

The Seller may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing. The Seller shall waive the condition specified in subsection (h) or terminate this Agreement pursuant to Section 8.1(c) below no later than 10 days after the Effective Date.

8.   Termination.

     8.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (a) the Buyer, the Company and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (b) the Buyer and the Company may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (i) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, including without limitation Section 6.4 above, the Buyer and the Company have notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before July 31, 2000, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from the Buyer or the Company itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (c) the Seller may terminate this Agreement by giving written notice to the Buyer and the Company at any time prior to the Closing (i) in the event the Buyer and/or the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer and the Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) in the event the Seller is not satisfied with the result of its due diligence investigations, or (iii) if the Closing shall not have occurred on or before July 31, 2000, by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

     8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Sections 6.7 and 6.8 above shall survive termination.

     8.3 Break-up Fees. In the event that the Company and the Buyer fail to consummate the transactions contemplated by this Agreement after all of the conditions to Closing described in
Section 7.1 and 7.2 have been duly satisfied or waived, the Company shall promptly, but in no event later than two days after the date of such termination, pay the Seller a fee equal to $200,000 in immediately available funds (the "Termination Fee"). In the event that the Seller fails to consummate the transactions contemplated by this Agreement after all of the conditions to Closing described in Section 7.1 and 7.2 have been duly satisfied or waived, the Seller shall promptly, but in no event later than two days after the date of such termination, pay the Company the Termination Fee. The parties hereto acknowledge that the agreements contained in this

Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither the Company nor the Seller would enter into this Agreement; accordingly, if the Seller or the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3, and, in order to obtain such payment, such other party makes a claim that results in a judgment against the Seller or the Company, as applicable, for the amount set forth in this Section 8.3, then such defaulting party shall pay to such other party its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 8.3 at the Applicable Rate in effect on the date such payment was required to be made. Payment of the fee described in this Section 8.3 shall not be in lieu of damages incurred in the event of breach of this Agreement.

9.   Other Agreements.

     9.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

     9.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

     9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          if to Company or the Buyer, to:

               Vermillion Ventures, Inc.
               6337 South Highland Drive #130
               Salt Lake City, Utah 84121
               Attention: Kip Eardley
               Telephone No.: (801) 269-9500
               Facsimile No.:  (801) 269-9522

          if to Eardley, to:

               Kip Eardley
               6337 South Highland Drive #130
               Salt Lake City, Utah 84121
               Attention: Kip Eardley
               Telephone No.: (801) 269-9500
               Facsimile No.:  (801) 269-9522


          if to the Seller, to:

               Circuit Technology Corporation
               4125 South 6000 West
               West Valley City, UT 84128
               Attention: Iehab Hawatmeh
               Telephone No.:  (801) 963-5112
               Facsimile No.:  (801) 963-5180

               with a copy to:

               Jones, Waldo, Holbrook & McDonough
               170 S. Main Street, Suite 1500
               Salt Lake City, Utah 84101
               Attention: Tom Berggren
               Telephone No.: (801) 521-3200
               Facsimile No.: (801) 328-0537

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     9.8  Governing Law.   This Agreement shall be governed by
and construed in accordance with the domestic laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

     9.9  Attorneys' Fees.   In the event of any dispute between
any of the Parties, the prevailing Party shall be entitled to attorneys' fees and costs incurred by the prevailing Party in connection therewith.

     9.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     9.12 Expenses. Each of the Company, the Buyer and Eardley (on the one hand) and the Seller (on the other hand) will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     9.14 Incorporation of Exhibits and Schedules. Subject to the provisions of Section 2.12 above, the Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     9.15 Bulk Transfer Laws. The Buyer acknowledges that the
Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                         VERMILLION VENTURES, INC.

                         By: /s/ Kip Eardley
                         Title: President


                         CTI SYSTEMS, INC.

                         By:/s/ Kip Eardley
                         Title: President

                         /s/ Kip Eardley
                         KIP EARDLEY



                         CIRCUIT TECHNOLOGY, INC.

                         By: /s/ Iehab J. Hawatmeh
                         Title: President




The undersigned hereby agrees as to Section 3.20 only and agrees to bound thereby:

                         Cogent Capital Corporation



                         By: /s/ Gregory Kofford
                         Title: President

Dated:  June 14, 2000

                     STOCK PLEDGE AGREEMENT

     THIS AGREEMENT, made and executed this _____ day of June 2000, by and between Milagro Holdings, Inc. (referred to herein as "Pledgor"), in favor of Circuit Technology, Inc., a Utah corporation d/b/a Circuit Technology Corporation (referred to herein as "Pledgee"), and Vermillion Ventures, Inc., a Nevada corporation (the "Company").

                           WITNESSETH:

     WHEREAS, pursuant to that certain Asset Purchase Agreement dated as June 12, 2000 (the " Asset Purchase Agreement") among the Company, CTI Systems, Inc., a Utah corporation (the "Buyer"), Pledgor, Kip Eardley ("Eardley") and the Pledgee, the Buyer agreed to purchase substantially all of the assets (and assume substantially all of the liabilities) of the Pledgee in return for certain shares of the common stock of the Company;

     WHEREAS, Pledgor and Eardley were principals in the Company and benefited from the transactions contemplated by the Asset
Purchase Agreement;

     WHEREAS, Pledgor and Eardley agreed in the Asset Purchase
Agreement, to indemnify Pledgee with respect to certain matters involving the Company and the Buyer;

     WHEREAS, as security for such obligation to indemnify
Pledgee, Pledgor agreed in the Asset Purchase Agreement to pledge all of his stock in the Company as provided herein; and

     WHEREAS, the Company is willing to undertake certain obligations to accommodate Pledgor and Pledgee.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, promises and warrants hereinafter described.
the parties do hereby stipulate and agree each to the other as follows:

     1. Pledge and Grant of Security Interest. Pledgor hereby grants to Pledgee a security interest in, and hereby pledges, assigns, transfers, delivers and conveys to Pledgee, all of those certain securities listed in Exhibit A attached hereto, together with the certificate(s) evidencing such shares and all distributions with respect hereto, and accompanied by stock powers or other instruments of assignment ("Stock Powers") duly executed by Pledgor (collectively, "Collateral")

2.   Obligations Secured. The obligations secured by this Pledge
Agreement are all the obligations of the Company, the Buyer, Pledgor and Eardley under the Asset Purchase Agreement as specified in Section 5.2 thereof.

3. Representations and Warranties. Pledgor hereby represents and warrants that

     a. The shares pledged under this Agreement constitute all of Pledgor's stock in the Company.

     b. Pledgor has, at all times shall have, good and marketable title to the Collateral, free and clear of any security interest mortgage, adverse claim, pledge, lien charge, default, defense, condition precedent, or encumbrance, except the rights granted to Pledgee hereunder .

     c. This Agreement constitutes and at all times shall constitute a legal, valid and binding first priority security interest in the Collateral enforceable in accordance with its terms.

     d. Neither the execution, delivery, nor the performance of this Agreement nor compliance with the terms and provisions hereof will conflict with or constitute a breach or default under any of the terms, covenants or condition of any other agreement or instrument to which Pledgor is a party or by which Pledgor or any of its property may now or hereafter be subject.

     e. The Collateral is genuine and complies with all applicable laws concerning form, content and manner o f preparation and execution.

     f. All signatories to any and all of the Collateral are bound as they appear to be by their signatures and have the requisite authority and capacity to execute the Collateral, including the endorsements thereon and the stock powers thereto attached.

     4.   Pledgor' Covenants. Pledgor hereby covenants to the Pledgee:

     a. Pledgor, at its expense, shall surrender and defend the title to the Collateral against any claim of third parties and shall, from time to time, execute and deliver all such further documents and take all such further action as may be necessary or appropriate as Pledgee from time to time reasonably deems necessary or appropriate (i) to create, perfect, protect and maintain the security interest consummated by this Agreement;
(ii) to facilitate the performance of this Agreement; (iii) to secure or facilitate Pledgee, exercise of their rights and remedies contained and provided herein; (iv) to evaluate the worth, condition, amount or extent of the Collateral; (v) to evaluate Pledgor, performance of the terms of this Agreement;
(vi) to determine the nature and source of prior or subsequent security interests, mortgages, adverse claims, pledges, liens, charges or encumbrances on or affecting the Collateral, or (vii) to maintain, preserve and protect the Collateral in accordance with standards and practices generally adhered to by owners thereof.

     b. Pledgor shall not knowingly create or suffer to be created or to assist any security interest in or to any mortgage, pledge, lien, charge or encumbrance upon the Collateral or any part thereof other than the security interest created and granted under the terms of this Agreement.

     c. Pledgor shall execute and deliver and. if requested by Pledgee, file or record all such financing statements or other documents or instruments which may be reasonably necessary to perfect or give any necessary or desirable notice of Pledgor, security interest m the Collateral, including notice of the obligors of any debt securities included in the Collateral and notice to the Company or any other person issuing equity securities of the rights of Pledgee pursuant to the provisions of this Agreement.

     d. Pledgor agrees and covenants promptly to notify Pledgee in writing of any
 .legal process levied against the Collateral or any part thereof or any other event which affects the Collateral or the rights and remedies of Pledgor in relation thereto.

     5. Rights of Pledeee. At any time, without notice, but at the expense of Pledgor. Pledgee may, but shall not be obligated to:

     a. Notify the Company as to the rights of Pledgee under the terms of this Agreement.

     b.   Insure, defend and preserve the Collateral,

     c. Perform any of the obligations of Pledgor with respect to the Collateral.

     6.   Power of Attorney. Pledgor hereby appoints Iehab
Hawatmeh as his attorney in
fact and such attorney in fact may, without obligation to do so:

     a. In his name or in the name of Pledgor, prepare, execute and file or record financing statements, continuation statements, termination statements, applications for registration, and similar papers necessary or desirable to perfect, preserve or release the rights of Pledgee in or to any Collateral created by this Agreement.

     b.   Endorse and deliver evidence of title incident thereto.

     c. Demand, receive, collect, enforce and sue for any or all obligations of any person to Pledgor if such persons have issued debt securities which are part of the collateral and to give receipts, releases and satisfactions therefor.

     d. Perform any obligation of Pledgor , exercise such rights as Pledgor might exercise and collect such proceeds as Pledgor might collect incident to the Collateral.

     e. Take any other action which such attorney in his discretion deem necessary or desirable in order to protect, preserve or enforce Pledgee's rights under this agreement or in and to the Collateral, provided that Pledgor shall be accountable only for such funds as are actually received by such attorney. Pledgor acknowledges and agrees that the powers granted hereunder are coupled with an interest arid that the same shall not be revocable by Pledgor except upon the prior written consent and approval of the Pledgee.

     7. Disposition and Handling of Collateral and Proceeds Thereof. Pledgor shall retain possession of the Collateral being purchased until the obligations secured thereby have been fully paid. If other Collateral is subject to encumbrances, Pledgor shall assign its interest therein to Pledgee and shall notify in writing the holders of such Collateral of Pledgee, interest therein.

 During all times which Pledgor is not in default under the terms of this Agreement, Pledgor shall have the right to receive cash dividends, interest and any and all other income paid by the issuers of the Collateral and vote all pledged equity securities, provided, nevertheless, that in the event of any reorganization, stock dividend or other substitution of securities by the issuer thereof, such substituted securities shall be held and retained by Pledgee and shall be deemed to be Collateral subject to the provisions of this Agreement.

     8. Events of Default. The following conduct or occurrences shall be deemed events of default ("Event of Default") under the terms of this
Agreement:

     a. Any inaccuracy in or breach of any representation, warranty, covenant or agreement of or by the Company, the Buyer, Pledgor or Eardley under the Asset Purchase Agreement

     b. Any default under the terms and provisions of this Agreement.

     9. Pledgees' Rights Upon Default. Upon the occurrence of an Event of Default and so long as any such default is not corrected, the Pledgees may exercise any or all of the following remedies:

     a. Sell or dispose of the Collateral as Pledgee deems appropriate for the purpose of performing any or all of Pledgor obligations.

     b. Declare immediately due and payable any and all of the obligations of Pledgor to Pledgee.

     c. In the discretion of Pledgee, sell, assign and deliver all or any part of the Collateral at public or private sale for cash or on credit and upon such terms as Pledgor shall determine at public or private auction which Pledgor agrees constitutes commercially reasonable methods of disposing of the Collateral since differences in the sales prices generally realized in different kinds of sales are ordinarily off-set by the speed, costs and credit risks of such sales.

     d. Bid and become buyers at any public or private sale or auction.

     E    Apply any Collateral or other security available for
satisfaction of Pledgor, obligations to the payment of any expense incurred by Pledgee in connection with the sale, transfer or delivery of such Collateral to the payment of any other costs, charges, attorneys' fees of Pledgee separate counselor expenses by Pledgee in connection with the transactions related to this Agreement.

     f. Enter into any extension, reorganization, deposit, merger or consultation agreement or any other agreement relating to arid affecting any of the Collateral and in connection therewith Pledgee may (i) deposit or surrender control of any of the Collateral; (ii) accept other property in exchange for any of the Collateral; (iii) do and perform any such acts and things as Pledgee may deem proper, and (iv) apply any monies or properties received in exchange for any of the Collateral to any of the obligations secured by this Agreement.

     g. Make any compromise or settlement which Pledgee may deem desirable or proper in respect to any of the Collateral for any contributions or disputes relating thereto and release persons liable thereon and any Collateral.

     h. Exercise any and all voting rights incident, attached to, or arising out of Pledgor securities.

     i. Endorse, receive and collect by legal action or otherwise all dividends, interest, principal or other sums payable or to become payable on account of or in connection with any of the Collateral.

     j. Exercise any and all other rights, powers and remedies which Pledgor would have, except for this Agreement, in connection with the Collateral.

     10  Miscellaneous Provisions.

     a. Indemnity and Expenses. Pledgor shall indemnify and hold Pledgee harmless from any loss, cost, liability and legal or other expense, including without limitation, attorneys' fees of Pledgee which Pledgee may directly or indirectly suffer or incur by reason of the failure of Pledgor to perform any of its obligations to Pledgee or any of its obligations to any third party as a consequence of the execution of this Agreement or as a consequence of Pledgee taking the security called for herein, whether resulting from any legal action or proceeding brought by any third party, investigations by any government body or agency or others.

     b. Waivers, etc. Except as expressly provided in this Agreement, Pledgor hereby waives presentment, protest, notice of protest, notice of dishonor, notice of non-payment with respect to any proceeds of the Collateral to which Pledgee is entitled hereunder, and any defense arising by reason of any disability or other defense of any other person or by reason of the cessation from any cause whatsoever of the liability of any other person to Pledgee or Pledgor. Pledgor also waives any right to direct the application of payments or security for its obligations hereunder.

     c.   No Third Parties Benefited: Transfer of Interests.
This Agreement is made
and entered into for the sole protection and benefit of the parties hereto, their successors and assigns, and no other person or persons shall have any right of action hereon. This Agreement shall be binding upon Pledgor and his successors, assigns and legal representatives. Pledgee may transfer this Agreement to any person or entity, and such transferee shall be vested with all the rights and powers of such Pledgee hereunder with respect to such transferred Collateral.

     d.   Time. Time is of the essence of this Agreement.

     e. Utah Law Governs, This Agreement shall be governed by and be construed according to the internal laws of the State of Utah.

     f. Descriptive Headings. The descriptive headings used and inserted in this
Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any provision hereof

     g. Amendments. This Agreement contains the entire agreement of the parties hereto and may only be modified or amended by a written instrument executed by each of the parties hereto.

     h. Enforceability. If any provision of this Agreement shall for any reason be unenforceable in any respect, such unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such unenforceable provisions had not been contained herein.

     I    Failure or Indulgences Not Waiver: Cumulative Remedies.
No failure to
exercise and no delay in exercising any right, power or privilege hereunder on the part of Pledgee shall operate as a waiver thereof. nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No express waiver shall affect any default ( or event of default) other than the default specified in the waiver, and said waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant term or condition contained herein shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. All the rights, privileges, powers and remedies of Pledgee shall be cumulative and shall be in addition to any and all other rights and remedies provided by law. The exercise of any right or remedy by Pledgee shall not in any way constitute a cure or waiver of default ( or any event of default) hereunder, invalidate any act done pursuant to any notice of default (or event of default), or prejudice Pledgee in the exercise of any of its rights or remedies.

     j. Survival of Warranties: All representations, warranties, covenants and agreements of Pledgor contained herein shall survive the execution of this Agreement and shall continue in full force and effect until the full and final satisfaction of all the obligations secured hereby.

     k. Taxes. Pledgor hereby agrees to pay, prior to delinquency, all taxes, charges, liens and assessments against any or all of the Collateral (including any taxes payable with respect to the execution of this Agreement), whether now existing or hereafter arising, and shall indemnify and hold Pledgee harmless against all such liabilities.

     l. Termination. This Agreement shall be a continuing agreement and shall apply to all secured obligations.

     m. Notices. All notices given hereunder shall be transmitted to the addresses below or to such other address as a party may designate by written notice to the other parties:

     If to Pledgor:

     Milagro Holdings, Inc.
     6337 South Highland Drive #130
     Salt Lake City, Utah 84121
     Attention: Kip Eardley
     Telephone No.: (801) 269-9500
     Facsimile No.: (801) 269-9522

     If to Pledgee, to:

     Circuit Technology Corporation
     4125 South 6000 West
     West Valley City, UT 84128
     Attention: lehab Hawatmeh
     Telephone No.: (801) 96-5 112
     Facsimile No.: (801) 963-5180

     with a copy to

     Jones, Waldo, Holbrook & McDonough
     170 S. Main Street, Suite 1500
     Salt Lake City, Utah 84101
     Attention: Tom Bergen
     Telephone No.: (801) 521-3200
     Facsimile No.: (801) 328-0537

All such notices shall be deemed to have been given at the time of actual delivery , or on the fourth business day after date of mailing, when sent by certified or registered mail, postage prepaid, or in case of telegraphic notice, when delivered to the telegraphic company, charges prepaid.

     n. Attorney's Fees. In the event of any dispute between any of the Parties, the prevailing Party shall be entitled to attorneys' fees and costs incurred by the prevailing Party in connection therewith.

              [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

     PLEDGOR:

     Milagro Holdings, Inc.

     By:
     Name:
     Its:

     PLEDGEE:

     Circuit Technology, Inc d/b/a Circuit Technology Corporation

     By:
     Iehab Hawatmeh
     President

     COMPANY:

     Vermillion Ventures, Inc.

     By: /s/ Kip Eardley
     President

                            EXHIBIT A

                             Leases

                                                      Exhibit B-l

                  FORM OF ASSIGNMENT OF LEASES

                      ASSIGNMENT OF LEASES

     THIS ASSIGNMENT OF LEASES ("Assignment") is made as of the _____ day of _______ 2000, by and between CTI Systems, Inc., a Utah corporation ("Buyer"), and Circuit Technology, Inc., a Utah corporation doing business as Circuit Technology Corporation ("Seller"), collectively, the "Parties", or individually, a "Party".

                            RECITALS

     A. Pursuant to that certain Asset Purchase Agreement dated as June 12,2000 (the "Asset Purchase Agreement") among the
Vermillion Ventures, Inc., a Nevada corporation (the "Company"),
Buyer, Kip Eardley ("Eardley") and Seller, Buyer agreed to purchase substantially all of the assets (and assume substantially all of the liabilities) of the Seller in return for certain shares of the common stock of the Company;

     B. As part of the purchase of substantially all of the assets (and assume substantially all of the liabilities) by Buyer, Seller agreed to assign to Buyer all of Sellers right, title and interest in all of its leases, including without limitation, those listed in Exhibit
"A" (the "Leases")

     NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

     1. Assignment and Assumption. Seller hereby irrevocably assigns, sets over, transfers and conveys to Buyer all of Seller' right, title and interest in and to the Leases. Buyer accepts this Assignment and the rights granted herein, and expressly assumes the Leases and all obligations and liabilities, fixed and contingent, of Seller thereunder as of the date of this Assignment.

     2. General Provisions

     2.1 Costs and Attorneys' Fees. In the event of any dispute between any of the
Parties, the prevailing Party shall be entitled to attorneys' fees and costs incurred by the prevailing Party in connection therewith.

     2.2 Successors. This Assignment shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns

     2.3 Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, this Assignment of Leases was made and executed as of the date first above written.

Seller:

Circuit Technology, Inc., a Utah corporation d/b/a
Circuit Technology Corporation.
BY: /s/ Iehab Hawatmeh
President

Buyer:

CTI Systems, Inc., a Utah corporation

By:  /s/ Kip Eardley
         President

                                                      Exhibit B-2

                      FORM OF BILL OF SALE

                          BILL OF SALE

     THIS BILL OF SALE, dated as of-.2000 (this 'Bill of Sale") is entered into by Circuit Technology, Inc., a Utah corporation d/b/a Circuit Technology Corporation ("Seller"), in favor of CTI
Systems, Inc., a Utah corporation ("Buyer").

     Pursuant to that certain Asset Purchase Agreement dated as June 12.2000 (the "Asset Purchase Agreement") among the Vermillion Ventures, Inc., a Nevada corporation (the "Company"), the Buyer, Kip Eardley ("Eardley") and the Seller, the Buyer agreed to purchase substantially all of the assets (and assume substantially all of the liabilities) of the Seller in return for certain shares of the common stock of the Company.

     For good and valuable consideration and by this Bill of Sale, the Seller hereby GRANTS, BARGAINS, SELLS, ASSIGNS, CONVEYS, TRANSFERS AND DELIVERS unto the Buyer all of the Acquired Assets of the Seller, as defined in the Asset Purchase Agreement (the "Assets"). Capitalized terms used herein without definition shall have the respective meanings set forth in the Asset Purchase Agreement.

     TO HAVE AND TO HOLD the same unto the Buyer and its successors and assigns

     The Assets are conveyed to the Buyer subject to all restrictions and qualifications in the Asset Purchase Agreement, including without limitation the Buyer's representation and warranty in Section 3.22 that it is acquiring the Assets on an ''as is, where is", as more particularly described therein.

     This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Utah without regard to principles of conflict of laws.

     In the event of a conflict between the terms and conditions of this Bill of Sale and the terms and conditions of the Asset
Purchase Agreement, the terms and conditions of the Asset
Purchase Agreement shall govern, supersede and prevail.

     In the event of any dispute between any of the Parties, the prevailing Party shall be entitled to attorneys' fees and costs incurred by the prevailing Party in connection therewith.

              [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed the day and year first written above.

SELLER:

Circuit Technology, Inc., a Utah corporation d/b/a Circuit Technology Corporation

By: /s/ Iehab Hawatmeh
Its: President

                                                      Exhibit B-3

                FORM OF ASSIGNMENT OF AGREEMENTS

                    ASSIGNMENT OF AGREEMENTS

     THIS ASSIGNMENT OF AGREEMENTS (the "Assignment") is entered into as of June ____, 2000, by and between Circuit Technology, Inc., a Utah corporation d/b/a Circuit Technology Corporation
("Assignor") and CTI Systems, Inc, a Utah corporation
("Assignee").

     WHEREAS, pursuant to that certain Asset Purchase Agreement dated as June, 2000 (the "Asset Purchase Agreement") among the Vermillion Ventures, Inc., a Nevada corporation (the "Company"), Assignee, Kip Eardley ("Eardley") and Assignor, Assignee agreed to purchase substantially all of the assets (and assume substantially all of the liabilities) of Assignor in return for certain shares of the common stock of the Company;

     WHEREAS, pursuant to the Asset Purchase Agreement, Assignor shall assign to Assignee all of its agreements, including, without limitation, those listed on Exhibit " A "(the
" Agreements"); and

     WHEREAS, Assignee has agreed to the assignment of the Agreements on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants provided herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Assignment. Assignor hereby assigns, transfers, sets over, delivers and conveys unto Assignee, its successors and assigns, all of Assignor's right, title and interest in and to the Agreements, and Assignee hereby accepts assignment of the same, and agrees to perform all of the Assignor's obligations thereunder.

     2. Additional Documentation. Assignor and Assignee hereby covenant and agree to execute, acknowledge and deliver such further conveyances, approvals and instruments or documents, and to do such further acts as may be necessary or appropriate to assure Assignee, its successors and assigns, of all of Assignor's right, title and interest in and to the Agreements.

     3. Attorneys Fees. In the event of any dispute between any of the Parties, the prevailing Party shall be entitled to attorneys' fees and costs incurred by the prevailing Party in connection therewith.

              [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

"Assignor"

Circuit Technology, Inc., a Utah corporation d/b/a Circuit Technology Corporation

By: /s/ Iehab Hawatmeh
Its: President

"Assignee"

CTI Systems, Inc., a Utah corporation

By: /s/ Kip Eardley
Its: President

                            EXHIBIT A

                       LIST OF AGREEMENTS

                                                        Exhibit C

                FORM OF ASSUMPTION OF LIABILITIES

               ASSUMPTION OF LIABILITIES AGREEMENT

     THIS ASSUMPTION OF LIABILITIES AGREEMENT is entered into as of June ____, 2000, by and between Circuit Technology, Inc., a
Utah corporation d/b/a Circuit Technology Corporation ("
Assignor") and CT! Systems, Inc., a Utah corporation ("
Assignee").

                           WITNESSETH

     WHEREAS, pursuant to that certain Asset Purchase Agreement dated as June -3,2000 (the "Asset Purchase Agreement') among the Vermillion Ventures, Inc., a Nevada corporation (the "Company"). Assignee, Kip Eardley ("Eardley") and Assignor, Assignee agreed to purchase substantially all of the assets (and assume substantially all of the liabilities) of Assignor in return for certain shares of the common stock of the Company; and

     WHEREAS, pursuant to the Asset Purchase Agreement, Assignee agreed to assume all the Assumed Liabilities (as defined in the Asset Purchase Agreement) of the Assignor; and

     NOW, THEREFORE, in consideration of the mutual covenants provided herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Assignment and Assumption. Assignor hereby assigns, transfers, sets over, delivers and conveys unto Assignee, its successors and assigns, all of Assignor's right, title and interest in and to the Assumed Liabilities, to have and to hold the Assumed Liabilities hereby assigned, transferred, set over, delivered, conveyed or intended so to be unto Assignee, its successors and assigns, forever, and Assignee hereby accepts the assignment and assumption of the Assumed Liabilities and hereby assumes, agrees to pay, perform and discharge any and all obligations or liabilities incident thereto.

     2. Additional Documentation. Assignor and Assignee hereby covenant and agree to execute, acknowledge and deliver such further conveyances and instruments or documents, and to do such further acts as may be necessary or appropriate to assure Assignee, its successors and assigns, of all of Assignor's right, title and interest in and to the Assumed Liabilities hereby assigned, transferred, set over and delivered, conveyed or intended so to be.

     3.   Miscellaneous.

     a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without giving effect to any choice or conflict of law provision or rule thereof

     b. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     c. Attorneys Fees. In the event of any dispute between any of the Parties, the prevailing Party shall be entitled to attorneys' fees and costs incurred by the prevailing Party in connection therewith.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

"Assignor"
Circuit Technology, Inc., a Utah corporation d/b/a
Circuit Technology Corporation

By: /s/ Iehab Hawatmeh
President

"Assignee"

CTI Systems., a Utah corporation

By: /s/ Kip Eardley
President

                                                        Exhibit D

                    FORM OF LOCKUP AGREEMENT

                        LOCKUP AGREEMENT

     THIS LOCKUP AGREEMENT is made and entered into as of June
___, 2000 by and among Vermillion Ventures, Inc., a Nevada corporation (the "Company") and Kip Eardley ("Eardley").

     WHEREAS, pursuant to that certain Asset Purchase Agreement dated as June 12,2000 (the "Asset Purchase Agreement") among the Company, CTI Systems, Inc., a Utah corporation (the "Buyer"), Eardley, and Circuit Technology, Inc., a Utah corporation d/b/a Circuit Technology Corporation ("Seller"), the Buyer agreed to purchase substantially all of the assets (and assume substantially all of the liabilities) of the Seller in return for certain shares of the common stock of the Company.

     WHEREAS, Eardley owns 0 shares of the Company represented by Certificates Nos._______, which is all the stock he owns in the Company;

     WHEREAS, Milagro Holdings, Inc. ("Milagro") owns 90,000 shares of the
Company represented by Certificates Nos.______ which is all the stock he owns in the
Company; and

     WHEREAS, Eardley and Milagro (individually a "Shareholder", and collectively, the "Shareholders") agreed in Section 2.7 of the Asset Purchase Agreement to enter into a Lockup Agreement in the form hereof in connection with the closing of the Asset Purchase Agreement.

     NOW, THEREFORE the parties agree as follows:

     1.   Agreement Not to Sell.

     (a) Subject to the provisions of Subsection (b) below, the Shareholders agree that for a period of 12 months following the date hereof, the Shareholders will not sell, agree to sell, contract or offer to sell, grant any option for the sale of, transfer, hypothecate or otherwise dispose of. directly or indirectly. or announce an offering of, or file with the Securities and Exchange Commission ("SEC") a registration statement under the 1933 Securities Act, to register any Shares ( or securities convertible into or exchangeable or exercisable for Shares), owned or directly or indirectly controlled (whether or not beneficially owned by the Shareholders or registered in the name of the Shareholders) by the Shareholders.

     (b) Subject to the provisions of Subsection (c) below, the prohibitions set forth in subsection (a) above do not apply to the following transfers:

          (i) transfers for estate and/or tax planning purposes to or for the benefit of the

     Shareholder's family members including, without limitation.
     to a corporation, partnership, limited liability company, trust or other entity established for the benefit of the Shareholder's :family members; or

          (ii)transfers without consideration (a bona fide gift to any public or private charitable or educational organization or institution); or

          (iii) transfers by operation of law, including without limitation, the laws of descent and distribution.

     ( c )     No transfer to any person or entity permitted
under Subsection (b )(i), (ii) or
(iii) (a "Permitted Transferee") shall be valid unless each such transferee acknowledges and agrees in writing to be bound by each of the representations, warranties and agreements made herein by the Shareholders. In the event that the Shareholders at any time contemplates a disposition to a Permitted Transferee, he will first notify the Company of such proposed disposition and will thereafter cooperate with the Company in complying with the provisions of this subsection and all applicable requirements of state and federal securities laws which, in the opinion of the Company or its counsel, must be satisfied prior to the making of such disposition.

     2. Restrictive Legends. The Shareholders hereby confers full authority upon the
Company (a) to instruct its transfer agent not to transfer any of the Shares until it has received written approval from the Company and its counsel to the effect that the representations, ' warranties and agreements contained in this Lockup Agreement have been co mp lied with. and (b ) to affix to the fact of the certificate or certificates representing the Shares, legends with respect to the representations set forth herein in substantially the following form:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN
     AGREEMENT NOT TO SELL FOR A PERIOD OF 12 MONTHS COMMENCING
     ON JUNE 30. 2000

     3    Shares Covered. The Shares covered by the above
covenants, warranties and representations shall also include any securities into which the above securities may become convened, subdivided or split-up, in connection with the merger, reclassification. recapitalization or reorganization of the Company and all securities of the Company distributed in connection with a stock dividend on the above securities.

     4. Indemnity. The Shareholders understand that the Company is relying upon the representations and agreements contained in this letter in consummating the transactions contemplated by the Asset Purchase Agreement. Therefore. the Shareholders agrees to indemnify the Company against, and hold it harmless from, all losses, liabilities, costs and expenses (including reasonable attorneys' fees) which arise as a result of a sale, exchange or) other transfer of the Shares other than as permitted hereunder.

     5    Attorneys' Fees. In the event of any dispute between
any of the Parties, the
Party shall be entitled to attorneys' fees and costs inclined by the prevailing Party in connection therewith.

     IN WITNESS WHEREOF, the parties have cause this Lockup
Agreement to be duly executed as of the date first above written.

COMPANY:

Vermillion Ventures, Inc.

/s/ Kip Eardley
President

SHAREHOLDERS:

/s/ Kip Eardley


Millagro Holdings, Inc.

By:
Name:
Its:

                  Seller's Disclosure Schedule

Section 3.3 Noncontravention

     Each of the promissory notes, loan agreements and security agreements described in Section 3.14 below prohibit the sale of all or substantially all of the assets of the Seller.

Section 3.5 Title to Tangible Assets

     The assets owned by the Seller are subject to the liens in favor of the lenders referred to under the heading "Loan
Agreements" below. The other assets are leased by the Seller pursuant to the leases referred to under the heading "Equipment
Leases".

Section 3.6 Subsidiaries

     Racore Network, Inc., a Utah corporation

Section 3.8 Events Subsequent to the Seller's Most Recent Fiscal
Year End

     Imperial Bank gave the Seller notice of default under the Security and Loan Agreement listed below on February 5, 1999. Imperial Bank and Seller subsequently entered into (i) that certain First Amendment to Security and Loan Agreement and Addendum to Security and Loan Agreement and Waiver dated as of April 5, 1999, (ii) that certain letter agreement dated as of September 9, 1999, (iii) that certain letter agreement dated as of September 17, 1999, and.(iv) that certain letter agreement dated as of October 28, 1999.

     Parkway Plastics, a sublessee of a substantial portion of the Seller's facilities in Colorado Springs, Colorado, vacated the premises as of September 30, 1999, taking the position that it had no further obligations under the Sublease Agreement which has approximately four years remaining. The Seller is attempting to negotiate a settlement. No assurance of the outcome can be given at this time.

Section 3.10 Tax Matters

     December 31, 1997

Section 3.11 Real Property

     1. Lease Agreement between VIMP , Inc, LLC ("Landlord") and Racore Computer
Products, Inc. ("Tenant"), dated March 11, 1992.

     2. Lease Agreement between I&R Properties, LLC ("Lessor") and Circuit Technology, Inc. "Lessee"), dated November 2, 1996.

     3.   Sublease between Colorado Electronics Corporation, LLC,
("Sublessor") and

Circuit Technology Corporation ("Sublessee"), dated November 30,
1998.

     4. Sublease between Circuit Technology, Inc. ("Sublessor") and Parkway Products,
Inc. ("Sublessee"), dated December 4, 1998.

Section 3.12 Intellectual Property

     During the period from 1995 -1997, approximately 90% of the Licensing income was generated by a single contract with Texas Instruments. Racore received a royalty for use of Racore software by Texas Instruments. Racore still owns that software and maintains it to be current with all new Network Operating Systems software to enable us to seel our current hardware product lines. It is conceivable that Racore could again license this software to another party in an arrangement similar to the agreement that existed by Texas Instruments, but it is likely the revenue would be significantly less. Some of the revenue in 1998 and 1999 is associated with licensing that same software.

     Racore has also been able to license hardware and ASIC designs to customers based on our internal designs and expertise. Most recently, Racore licensed a custom design for Seiko Epson that generated a unique product for use in a line of printer products. In addition to the Non-Recurring Engineering fees and licensing revenue, this agreement requires Seiko Epson to purchase 1000 adapters at $200 each in the near future.

     Most of the agreements currently in place do not have provisions that guarantee future revenue or income. The agreements provide for custom design work on the Racore product to create a product specific to the customer's requirements, and future revenue will be generated a the customer orders more of the product customized for them. Our smaller size allows us to make custom products for companies that couldn't afford to do that custom design work for themselves. The value of the intellectual property is associated with owning the software and designs required as the basis for the ability to customize the products.

Section 3.13 Contracts

     A.   Loan Agreements

     1.   Loan and Security Agreement between Circuit Technology
     , Inc. ("Borrower") and Utah Technology Finance Corporation and Salt Lake County Revolving Loan Fund (collectively
     "UTFC"), dated February 28, 1995.

     2    Early Technology Business Capital Loan and Security
     Agreement between Circuit Technology Corporation
     ("Borrower") and Utah Technology Finance Corporation
     ("UTFC"), dated June 6, 1995.

     3.   Loan Agreement between Circuit Technology Corporation
     ("Borrower") and Utah Technology Finance Corporation
     ("UTFC"), dated May 28, 1996.

     4.   Loan Agreement between Circuit Technology , Inc.
("Borrower") and Utah    Technology Finance Corporation ("UTFC"),
dated January 24,1997.

     5.   Loan Authorization and Agreement between U.S. Small
     Business Administration ("SBA") and Zions First National
     Bank ("Lender"), dated May 18,1995.

     6.   Security and Loan Agreement, with Addendum, between
     Circuit Technology, Inc. ("Borrower") and Imperial Bank
     ("Bank"), dated April 6, 1998.

     7.   Loan Agreement between I & R Properties, LLC and
     Circuit Technology , Inc. ("Borrower") and The Money Store
     Commercial Mortgage, Inc. ("Lender"), dated Apri1 16, 1998.

     8.   Promissory Note between Racore Technology Corp.
     ("Maker") and John J. LaPorta ("Holder"), dated November 19,
     1997.

B.   Equipment Leases

     1.   Lease Agreement between Orix Credit Alliance, Inc.
     ("Lessor") and Circuit Technology , Inc. ("Lessee"), dated
     June 20, 1995.

     2.   Master Finance Lease between Zions Credit Corporation
     ("Lessor") and Circuit Technology, Inc. ("Lessee"), dated
     December 29, 1995.

     3.   Master Lease between The CIT Group/Equipment and
     Financing, Inc. ("Lessor") and Circuit Technology
     Corporation ("Lessee"), dated November 1,1996.

     4.   Lease between Colonial Pacific Leasing Corporation
     ("Lessor") and Circuit Technology, Inc. ("Lessee"), dated
     June 9,1997.

     5.   Master Lease Agreement between Softech Financial
     ("Lessor") and Circuit Technology Corporation ("Lessee"), dated January 14, 1998.

     6.   Lease Agreement between Convergent Capital Corporation
     ("Lessor") and Circuit Technology Corporation ("Lessee"), dated February 11, 1999.

     7.   Lease Agreement between Wells Fargo Equipment Finance,
     Inc and Norwest Equipment Finance, Inc ("Lessor") and
     Circuit Technology, Inc. ("Lessee"), dated March 31,1999.

     8.   Lease Agreement between IKON, Inc ("Lessor") and
     Circuit Technology, Inc ("Lessee"), dated Apri1 2 1999.

     9.   Lease Agreement between Telco USA of Colorado, Inc
     ("Lessor") and Circuit Technology, Inc. ("Lessee"), dated
     Apri1 19, 1999.

     10.  Equipment Lease Agreement between Toshiba America
Information Systems,     Inc. ("Lessor") and Circuit Technology
Corp. ("Lessee"), dated December 23, 1998.

Section 3.16 Litigation

     Keith Steger has filed an employment related lawsuit claiming approximately $35,000 plus attorneys fees. The Seller is attempting to negotiate a settlement. No assurance of the outcome can be given at this time.

     The landlord of the facilities in Colorado Springs, Colorado has filed a lawsuit to terminate the lease and to obtain reimbursement for approximately $65,000 in amounts paid by the landlord. The Seller is defending the lawsuit. No assurance of the outcome can be given at this time.

Section 3.16 Employee Benefit Plans

     Health and dental plans as described in Employee Handbook of Circuit Technology, Inc..

     Employee stock options, employment contracts, and Employee
     Handbook for Racore Network.

Section 3.18 Certain Business Relationships with the Seller,
Related Parties and its Subsidiaries

     Lease Agreement between I&R Properties, LLC ("Lessor") and
Circuit Technology, Inc. ("Lessee"), dated November 2, 1996.

     Letter Agreement between Cogent Capital Corp., ("Cogent") and Circuit Technology, Inc. ("Company"), dated May 12,1999.

     Fee Agreement between Cogent Capital Corp. ("Cogent") and
Circuit Technology, Inc. ("Client"), dated May 30, 1997.